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                                                                     Exhibit 5.1
                                                                     -----------

                                August 3, 2000


OmniVision Technologies, Inc.
930 Thompson Place
Sunnyvale, California  94086

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 3, 2000, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,099,050 shares of your Common Stock reserved for issuance under your Amended and Restated 1995 Stock Option Plan, 2000 Stock Plan, 2000 Employee Stock Purchase Plan and 2000 Director Option Plan
(together the "Option Programs").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Option Programs, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                    Sincerely,


                                    /s/ WILSON SONSINI GOODRICH & ROSATI

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation